EXHIBIT 23.1

Phone (630) 277-2330

1660 Highway 100 South, Suite 500

St. Louis Park, MN 55416

www.kljassoc.com

December 11, 2014

To the Board of Directors of

Parks! America, Inc.

Pine Mountain, Georgia

Consent of Independent Registered Public Accounting Firm

KLJ & Associates, LLP, hereby consents to the use in the Form 10-K for the year ended September 28, 2014, pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Parks! America, Inc. of our report (the “Report”) dated December 11, 2014, relating to the consolidated financial statements of Parks! America, Inc. and Subsidiaries as of and for the year ended September 28, 2014.

Sincerely,

/s/ KLJ & Associates, LLP

KLJ & Associates, LLP

St. Louis Park, Minnesota